RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT


          This Right of First Refusal and Co-Sale Agreement (this "Agreement") is made and entered into as of September 30, 1999, by and among Wayne R. Hellman ("Hellman"), Hellman, Ltd., an Ohio limited liability company ("Hellman Ltd."), Alan J. Rudd ("Ruud") and General Electric Company, a New York corporation ("GE").

                                    RECITALS:

          A. Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated September 28, 1999, between Advanced Lighting Technologies, Inc., an Ohio corporation ("ALT"), and GE, GE has agreed to purchase seven hundred sixty-one thousand two hundred fifty (761,250) shares of Series A Convertible Preferred Stock, par value $.001 (the "Series A Shares"), of ALT.

          B. It is a condition to the obligations of GE under the Stock Purchase Agreement that the parties hereto execute this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, the parties agree as follows:

          1.  Definitions.

          "Family Group" shall mean an individual's parents, children or siblings and trusts for the benefit of such individual or such individual's parents, children or siblings.

          "Offer  Notice"  shall  have  the  meaning  provided  in  Section  2.

          "Sale  Notice"  shall  have  the  meaning  provided  in  Section  3.

          "Series A Shares" shall have the meaning ascribed thereto in Recital A of this Agreement.

          "Shares" shall mean any and all Common Shares, Preferred Shares, other equity securities of the Company and rights, options or warrants exercisable, exchangeable or convertible into equity securities of the Company owned, of record or beneficially, by a Stockholder.

          "Stockholder" shall mean any of Hellman, Hellman Ltd. or Ruud and "Stockholders" shall mean Hellman, Hellman Ltd. and Ruud.



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          Transfer"  shall  mean a pledge, mortgage or other encumberance on any
Shares or any sale, transfer assignment or other disposition of any interest in any Shares.

          "Transferring Stockholder" shall mean any Stockholder that determines to sell, transfer, assign or otherwise dispose of any interest, whether owned beneficially or of record, in any Shares.

          2. Right of First Refusal--Proposed Transfer by Stockholders. With respect to any proposed Transfer of more than 1,000 Shares (whether in one transaction or in a series of related transactions) by any single Stockholder, the Transferring Stockholder shall first provide GE a right to purchase such Shares by written notice (an "Offer Notice") to GE. The Offer Notice shall disclose in reasonable detail the identity of the prospective transferee(s) or that it is to be an open market sale, the proposed number of Shares to be transferred and the proposed terms and conditions of the Transfer. GE may elect to purchase all or any portion of the Shares specified in the Offer Notice at the price and on the terms specified therein or at the market price, for any open market sale, by delivering written notice of such election to the Transferring Stockholder within (i) 48 hours after delivery of the Offer Notice in the case of any open market sale and (ii) 20 days after delivery of the Offer Notice in the case of any sale that is not an open market sale. If GE elects to exercise its right to purchase all or a portion of the Shares, the closing of the sale of the Shares shall be consummated within 30 days after GE delivers written notice of such election to the Transferring Stockholder, subject to any extension necessary to comply with any applicable regulatory requirements. To the extent that GE has not elected to purchase all of the Transferring Stockholder's Shares being offered, the Transferring Stockholder may, within (i) 10 days after the delivery of the Offer Notice in the case of any open market sale and (ii) 120 days after the delivery of the Offer Notice in the case of any sale that is not an open market sale, transfer any remaining offered Shares to the transferee(s) identified in the Offer Notice at a price not less than the price per share specified in the Offer Notice or at the market price, for any open market sale, and on other terms no more favorable to such transferee(s) than offered to GE in the Offer Notice. For the purposes of this Section 2, Hellman and Hellman Ltd. shall be treated as a single Stockholder.

          3. Right of Co-Sale. If any single Stockholder determines to Transfer a total of more than 1,000 Shares other than in an open market sale (whether in one transaction or in a series of related transactions) with respect to any Shares not transferred to GE pursuant to Section 2 (the "Remaining Shares"), such Transferring Stockholder shall offer to GE the option to participate in the contemplated Transfer by written notice (a "Sale Notice") to GE, specifying in reasonable detail the identity of the prospective transferee(s), the number of Remaining Shares, and the terms and conditions of the contemplated Transfer. GE may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 30 days after delivery of the Sale Notice. The Transferring Stockholder shall use best efforts to obtain the

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agreement  of  the  prospective  transferee(s) to the participation of GE in any contemplated Transfer and to the inclusion of a transfer of Series A Shares in the contemplated Transfer, and the Transferring Stockholder shall not transfer any of its Shares to the prospective transferee(s) if the prospective transferee(s) declines to allow the participation of GE or the inclusion of the Shares held by GE. For the purposes of this Section 3, Hellman and Hellman Ltd. shall be treated as a single Stockholder.

          4.  Transfers  Not Subject to Agreement. The restrictions contained in
Section 2 and in Section 3 shall not apply with respect to any Transfer in the case of either Stockholder to or among another Stockholder or to or among such Stockholder's Family Group; provided that the restrictions contained in Section 2 and in Section 3 shall continue to be applicable to the Shares after any such Transfer; and further provided that the transferees of such Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Shares so transferred.

          5.  Miscellaneous.

          (a) Amendment and Waiver. Except as otherwise provided in this Agreement, no modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is approved in writing by GE. The failure of GE to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of GE thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement will bind and inure to the benefit of and be enforceable by GE and its successors and assigns, and the Stockholders and their respective representatives, successors and assigns.

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          (e)  Counterparts.  This  Agreement  may  be  executed  in  separate counterparts, each of which, when executed, will be an original and all of which taken together will constitute one and the same agreement.

          (f) Remedies. Each Stockholder acknowledges and agrees that, in the event such Stockholder should fail to perform the Stockholder's obligations under this Agreement, the remedy at law available to any party hereto aggrieved by such failure would be inadequate and that, in addition to any other rights or remedies such aggrieved party may have at law or in equity, the aggrieved party shall be entitled to specific performance of the provisions of this Agreement or an injunction against any breach thereof, without the necessity of proof of actual damage. Accordingly, with respect to any action or proceeding brought by such aggrieved party to enforce the provisions hereof against such Stockholder, each such Stockholder hereby waives the claim or defense that such aggrieved party now has or hereafter shall have an adequate remedy at law and such Stockholder hereby agrees not to assert such claim or defense in any such action or proceeding. This provision shall not be construed as precluding such aggrieved party from exercising any other rights, privileges or remedies to which such party may be entitled, all of which rights, remedies and privileges shall be deemed cumulative and none of which shall be deemed exclusive. Except as otherwise expressly provided in this Agreement or otherwise agreed to in writing executed by such aggrieved party, no course of dealing on the part of, nor any omission or delay by, such aggrieved party shall operate as a waiver of any such right, remedy or privilege, nor shall any single or partial exercise or waiver of any such right, privilege or remedy preclude any other or further exercise thereof or of any other right, privilege or remedy available to such aggrieved party.

          (g) Indemnification. Each Stockholder, and such Stockholder's representatives, successors and assigns, shall defend, indemnify and hold harmless GE, its representatives, successors and assigns (the "Indemnified Parties") from and against any and all liabilities, obligations, claims, costs, damages and expenses, including without limitation reasonable attorneys' fees and additional tax liabilities and interest and penalties, incurred by any of the Indemnified Parties as a result of the failure of performance of, or the breach by, such indemnifying Stockholder of any of such Stockholder's obligations contained in this Agreement.

          (h) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or mailed first-class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated on the records of ALT and to any subsequent holder of Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given

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hereunder  when  delivered personally, three days after deposit in the U.S. mail and  one  day  after  deposit  with  a  reputable  overnight  courier  service.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

          (j) Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

          (k) Prudential Letter. At the time of execution of this Agreement, the Stockholders shall deliver to Purchaser a letter executed by a duly authorized officer of Prudential Securities substantially in the form of Exhibit A attached hereto.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                              /s/  Alan  J.  Ruud
                              -------------------
                              Alan  J.  Ruud

                              /s/  Wayne  R.  Hellman
                              -----------------------
                              Wayne  R.  Hellman



                              HELLMAN,  LTD.
                              By:  /s/  Wayne  Hellman
                              ------------------------
                              Title:  Managing  Member



                              GENERAL  ELECTRIC  COMPANY

                              By:  /s/  Mike  S.  Zafirovski
                              ------------------------------
                              Title:   Mike  S.  Zafirovski

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